Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Preliminary Prospectus of DarkPulse, Inc. on Form S-1 Amendment No. 3 (File No. 333-276114) of our report dated June 23, 2023, on the consolidated financial statements of DarkPulse, Inc. as of December 31, 2022 and for the year ended December 31, 2022, which appears in the Annual Report on Form 10-K of DarkPulse, Inc. for the year ended December 31, 2022. The report for DarkPulse, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Preliminary Prospectus.

/s/ Mazars USA LLP

Fort Washington, PA

November 6, 2024